Exhibit 99.1

Kona Grill Announces Preliminary First Quarter 2014 Sales

Same-Store Sales Increase 6.2%

SCOTTSDALE, AZ, April 10, 2014 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today reported preliminary, unaudited restaurant sales for the first quarter of fiscal 2014, which ended on March 31, 2014.

Total restaurant sales increased approximately 17.5% to $27.6 million from $23.5 million in the first quarter of 2013. Same-store sales increased 6.2% in the first quarter of 2014 and were largely attributable to both a comparable increase in customer traffic of 4.2% and an increase in average customer check of 2.0%. The Company previously announced guidance for first quarter 2014 restaurant sales and same-store sales of $27.0 million and 3.0%, respectively, when it reported fourth quarter and fiscal year 2013 results on February 13, 2014.

“We are pleased with our first quarter sales trends amidst a difficult sales environment, including severe winter weather, cautious consumer spending and a highly competitive landscape,” said Berke Bakay, President and CEO of Kona Grill. “Our 6.2% increase in same-store sales and 4.2% increase in customer traffic speak volumes to the popularity of our brand. As industry trends continue to remain weak, the gap between our sales and traffic trends continues to widen. Sales volumes for our three new restaurants are near our system-wide average and we are pleased with how these restaurants have performed given the weather challenges. Our development pipeline continues to gain momentum and we are highly confident we can achieve our goal of doubling sales within the next five years.”

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 26 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 17 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Fort Worth, Houston, San Antonio, The Woodlands); Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com

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